Exhibit 2(a)



                                                          EXECUTION VERSION














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                             PURCHASE AGREEMENT

                          DATED SEPTEMBER 22, 1995

                                BY AND AMONG

                   VARIOUS ALLIANCE BROADCASTING ENTITIES

                                    AND

                   VARIOUS INFINITY BROADCASTING ENTITIES












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                             TABLE OF CONTENTS


                                                                       Page
                                                                       ----

1.   Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1   Purchase and Sale of Assets  . . . . . . . . . . . . . . . .   1
     1.2   Purchase and Sale of Shares  . . . . . . . . . . . . . . . .   3
     1.3   Purchase and Sale of Service Mark  . . . . . . . . . . . . .   4
     1.4   IBC Obligations  . . . . . . . . . . . . . . . . . . . . . .   4

2.   Purchase Price and Related Matters . . . . . . . . . . . . . . . .   4
     2.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . .   4
     2.2   Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .   5
           2.2.1  Assumption by Purchasers of Station Liabilities . . .   5
           2.2.2  Limitation  . . . . . . . . . . . . . . . . . . . . .   5
     2.3   Allocations  . . . . . . . . . . . . . . . . . . . . . . . .   7

3.   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

4.   Representations and Warranties of Sellers  . . . . . . . . . . . .   7
     4.1   Organization and Authority; Capital Stock; No Subsidiaries .   7
     4.2   Authorization and No Conflicts . . . . . . . . . . . . . . .   8
     4.3   Financial Statements . . . . . . . . . . . . . . . . . . . .   9
     4.4   Absence of Undisclosed Liabilities . . . . . . . . . . . . .   9
     4.5   Absence of Changes or Events . . . . . . . . . . . . . . . .  10
     4.6   Real Property  . . . . . . . . . . . . . . . . . . . . . . .  10
     4.7   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     4.8   Patents, Trademarks, Tradenames, Service Marks and
           Copyrights . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.9   FCC Licenses . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.10  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.11  Contracts, Commitments, Etc. . . . . . . . . . . . . . . . .  12
     4.12  Litigation and Compliance with Laws  . . . . . . . . . . . .  13
     4.13  Personnel Information  . . . . . . . . . . . . . . . . . . .  14
     4.14  Tax Returns and Payments . . . . . . . . . . . . . . . . . .  14
     4.15  Environmental Matters  . . . . . . . . . . . . . . . . . . .  15
     4.16  Affiliate Transactions . . . . . . . . . . . . . . . . . . .  16
     4.17  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .  16

5.   Representations and Warranties of the Purchasers and IBC.  . . . .  17



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     5.1   Organization and Authority . . . . . . . . . . . . . . . . .  17
     5.2   Authorization and No Conflicts . . . . . . . . . . . . . . .  17
     5.3   Qualification  . . . . . . . . . . . . . . . . . . . . . . .  17
     5.4   Financing  . . . . . . . . . . . . . . . . . . . . . . . . .  18

6.   Conditions To IBC and the Purchasers Obligations . . . . . . . . .  18
     6.1   FCC Approval . . . . . . . . . . . . . . . . . . . . . . . .  18
     6.2   No Injunction  . . . . . . . . . . . . . . . . . . . . . . .  19
     6.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.4   Performance of Conditions and Accuracy of Representations  .  19
     6.5   HSRA Compliance  . . . . . . . . . . . . . . . . . . . . . .  19
     6.6   No Material Adverse Change . . . . . . . . . . . . . . . . .  19
     6.7   Delivery of Indemnification Escrow Agreement . . . . . . . .  19
     6.8   Tender of Documents  . . . . . . . . . . . . . . . . . . . .  19
     6.9   Hayes Agreement  . . . . . . . . . . . . . . . . . . . . . .  19
     6.10  Reversal Agreement . . . . . . . . . . . . . . . . . . . . .  20
     6.11  Environmental Matters  . . . . . . . . . . . . . . . . . . .  20

7.   Conditions to the Sellers' and ABLP's Obligations  . . . . . . . .  20
     7.1   FCC Approval . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.2   No Injunction  . . . . . . . . . . . . . . . . . . . . . . .  20
     7.3   Performance of Conditions and Accuracy of Representations  .  20
     7.4   HSRA Compliance  . . . . . . . . . . . . . . . . . . . . . .  20
     7.5   Indemnification Escrow Agreement . . . . . . . . . . . . . .  20
     7.6   Tender of Documents  . . . . . . . . . . . . . . . . . . . .  20
     7.7   Reversal Agreement . . . . . . . . . . . . . . . . . . . . .  21
     7.8   Torcasso Agreement . . . . . . . . . . . . . . . . . . . . .  21

8.   Covenants by Sellers and ABLP  . . . . . . . . . . . . . . . . . .  21
     8.1   Operation of Business  . . . . . . . . . . . . . . . . . . .  21
     8.2   Continuation of Insurance  . . . . . . . . . . . . . . . . .  23
     8.3   Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.4   Further Assurances . . . . . . . . . . . . . . . . . . . . .  23
     8.5   Release of Liens . . . . . . . . . . . . . . . . . . . . . .  23
     8.6   Certain Tax Matters  . . . . . . . . . . . . . . . . . . . .  23
     8.7   Notification.  . . . . . . . . . . . . . . . . . . . . . . .  26
     8.8   No Inconsistent Action . . . . . . . . . . . . . . . . . . .  26
     8.9   Estoppel Certificates; Consents and Waivers  . . . . . . . .  26
     8.10  No Solicitation  . . . . . . . . . . . . . . . . . . . . . .  26
     8.11  Financial Statements . . . . . . . . . . . . . . . . . . . .  27

9.   No Control by the Purchasers . . . . . . . . . . . . . . . . . . .  27



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10.  Access to Information Concerning Properties and Records  . . . . .  27

11.  Documents Delivered and Actions Taken at the Closing . . . . . . .  28
     11.1  By Sellers and ABLP  . . . . . . . . . . . . . . . . . . . .  28
     11.2  By IBC and the Purchasers  . . . . . . . . . . . . . . . . .  29

12.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     12.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . .  30
     12.2  Effect of Termination  . . . . . . . . . . . . . . . . . . .  31
     12.3  Termination Notice . . . . . . . . . . . . . . . . . . . . .  32

13.  Survival of Representations and Warranties, Covenants and
     Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     13.1  Survival of Representations and Warranties, Covenants and
           Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  32
     13.2  Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . .  32
     13.3  Indemnification by Sellers . . . . . . . . . . . . . . . . .  33
     13.4  Indemnification by IBC . . . . . . . . . . . . . . . . . . .  33
     13.5  Administration of Indemnification  . . . . . . . . . . . . .  33
     13.6  Limitation on Claims . . . . . . . . . . . . . . . . . . . .  34
     13.7  Special Provisions Regarding Retained Liabilities  . . . . .  35

14.  Employment Matters . . . . . . . . . . . . . . . . . . . . . . . .  35

15.  Risk of Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . .  35

16.  Separate Closing for WYCD-FM . . . . . . . . . . . . . . . . . . .  36

17.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     17.1  FCC Applications; HSR Filing . . . . . . . . . . . . . . . .  37
     17.2  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . .  37
     17.3  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     17.4  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     17.5  Amendments . . . . . . . . . . . . . . . . . . . . . . . . .  39
     17.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     17.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  39
     17.8  Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  39
     17.9  Interpretation . . . . . . . . . . . . . . . . . . . . . . .  39
     17.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  39
     17.11 Severability . . . . . . . . . . . . . . . . . . . . . . . .  39
     17.12 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     17.13 Nonrecourse to General Partner . . . . . . . . . . . . . . .  40
     17.14 Parties in Interest; Assignment  . . . . . . . . . . . . . .  40



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     17.15 Public Announcements . . . . . . . . . . . . . . . . . . . .  41
     17.16 Cooperation  . . . . . . . . . . . . . . . . . . . . . . . .  41
     17.17 Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . .  41
     17.18 Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . . .  41



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                                 SCHEDULES
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Schedule 1.0(a)     Sellers and Stations
Schedule 1.0(b)     Purchasers and Stations
Schedule 1.1        Tangible Personal Property
Schedule 2.1(c)     Indemnification Escrow Agreement
Schedule 2.2.1      Liabilities
Schedule 2.3        Allocation of Purchase Price
Schedule 4.1        Capital Stock; Subsidiaries
Schedule 4.4        Undisclosed Liabilities
Schedule 4.5        Changes Not in Ordinary Course
Schedule 4.6        Real Property
Schedule 4.7        KFRC-FM Tangible Personal Property
Schedule 4.8        Intellectual Property
Schedule 4.9        FCC Licenses
Schedule 4.10       Insurance
Schedule 4.12       Litigation
Schedule 4.13       Employee Matters
Schedule 4.14       Tax Matters
Schedule 4.16       Affiliate Transactions
Schedule 4.17       Benefit Plans
Schedule 5.3        FCC Rule Waivers
Schedule 6.9        Hayes Noncompete Agreement
Schedule 6.10       Reversal Agreement
Schedule 8.1(a)     Advertising and Promotional Expenditures
Schedule 11.1(a)    Bill of Sale and Assignment
Schedule 11.1(d)    Opinion of Sellers' FCC Counsel
Schedule 11.1(h)    Opinion of Orrick, Herrington & Sutcliffe
Schedule 11.2(b)    Assumption Agreement
Schedule 11.2(e)    Opinion of Purchaser's FCC Counsel
Schedule 11.2(h)    Opinion of Debevoise & Plimpton



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                             PURCHASE AGREEMENT
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          This Purchase Agreement (the "Agreement"), made as of this 22nd day of September, 1995 by and among each of the entities identified in
Schedule 1.0(a) hereto (such entities are referred to herein collectively as the "Sellers"), Alliance Broadcasting, L.P., a Delaware limited partnership ("ABLP"), each of the entities identified on Schedule 1.0(b) hereto (such entities are referred to herein collectively as the "Purchasers"), and Infinity Broadcasting Corporation, a Delaware corporation ("IBC"), is made with reference to the following facts:

          A.   The Sellers own and operate the radio stations identified in
Schedule 1.0 hereto (such stations are referred to herein collectively as the "Sellers' Stations"). ABLP owns all of the issued and outstanding shares of capital stock (the "Shares") of Alliance Broadcasting Holdings, Inc., a Delaware corporation ("Holdings") which, together with its wholly owned subsidiary, Alliance Broadcasting Holdings II, Inc., a Delaware corporation ("Holdings II"), owns and operates radio station KFRC-FM ("KFRC-FM") in San Francisco, California (the Sellers' Stations and KFRC-FM are sometimes collectively referred to herein as the "Stations"). The Sellers desire to sell all of the assets used in, useful in or incident to the operation of the Sellers' Stations and ABLP desires to sell the Shares, as herein provided.

          B. The Purchasers desire to purchase such assets and Infinity Broadcasting Corporation of Los Angeles, a Delaware corporation ("IBLA"), desires to purchase the Shares as herein provided.

          C. IBC desires to cause the Purchasers and IBLA to purchase such assets and the Shares as herein provided.

          It is therefore agreed as follows:

          1.   Purchase and Sale.
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               1.1  Purchase and Sale of Assets.  Subject to and upon the
                    ---------------------------
terms and conditions of this Agreement (all references herein to this Agreement shall include the Schedules hereto), at the Closing (as defined below), the Sellers shall sell, transfer, deliver and assign to the Purchasers, and the Purchasers shall purchase from the Sellers, all right, title and interest of the Sellers in and to all the assets (other than Excluded Assets as defined below), real and personal, current and fixed, tangible or intangible (including the business of the Sellers' Stations as a "going concern"), required for, used in, useful in or incident to the operation of the Sellers' Stations (together with the Service Mark defined below, the "Assets"), which assets shall include, without limitation, subject to changes in the ordinary course of business and as otherwise contemplated or allowed hereunder, all right, title and interest in:

          (a) All of the Sellers' rights in and to the licenses, permits and other authorizations issued to any Sellers by any governmental authority and used, useful or necessary in the conduct of the business or operation of any of the Sellers' Stations, including the FCC Licenses (as defined in Section 4.9), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date hereof and the Closing Date, and all of the Sellers' rights in and to the call letters relating to any of the Sellers' Stations;

          (b) all of the Sellers' right, title and interest in and to all real property, including leasehold interests and easements, used, useful or necessary in the conduct of the business or the operation of any of the Sellers' Stations, including the real property listed in
     Schedule 4.6, together with any additions thereto between the date
     ------------
     hereof and the Closing Date;

          (c) all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned, leased or held by the Sellers and used, useful or incident in the conduct of the business or operations of any of the Sellers' Stations, including the items listed in Schedule 1.1 (constituting the personal
                                   ------------



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     property used by the Sellers in connection with the operation of the
     Sellers' Stations on July 31, 1995), together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date;

          (d) subject to the provisions of Section 2.2 hereof, all of the Sellers' rights under and interest in all contracts, leases, licenses, undertakings, agreements and other arrangements listed in Schedule
                                                               --------
     2.2.1 hereto, together with all of the Sellers' rights under and
     -----
     interest in all contracts, leases, licenses, undertakings, agreements and other arrangements entered into or acquired by the Sellers between the date hereof and the Closing Date in accordance with this Agreement;

          (e) all programs and programming materials of whatever form or nature owned by the Sellers and used or intended for use on or by any of the Sellers' Stations;

          (f) all of the Sellers' rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, permits and privileges owned or held by the Sellers and used in the conduct of the business and operations of the Sellers' Stations, together with any additions thereto between the date hereof and the Closing Date;

          (g) all files, records, books of account, computer programs and software and logs relating to the operation of the Sellers' Stations, including, without limitation, payable records, receivable records, invoices, statements, traffic material, programming information and studies, technical information and engineering data, news and advertising studies and consultants' reports, ratings reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports, budgets, financial reports and projections, sales, operating and business plans, filings with the FCC and original executed copies of all written contracts to be assigned hereunder;



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          (h)  all of the Sellers' rights under manufacturers' and vendors'
     warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable; and

          (i) all of the accounts receivable of the Sellers' Stations, including trade receivables (barter) to be paid in goods or services.

          Except as set forth on Schedule 1.1, the Sellers shall sell, transfer, deliver and assign the Assets to the Purchasers free and clear of all mortgages, pledges, liens, charges, encumbrances, security interests, options or adverse claims of any kind, whether voluntarily incurred or arising by operation of law or otherwise (collectively, "Claims").

          "Excluded Assets" as used herein shall mean (a) cash and cash equivalents existing at the Effective Time; (b) all insurance policies related to the Assets; and (c) the Sellers' and Holdings' employee benefit plans and arrangements and any related funding arrangements.

               1.2  Purchase and Sale of Shares.  Subject to and upon the
                    ---------------------------
terms and conditions of this Agreement, at the Closing ABLP shall sell to IBLA and IBLA shall purchase from ABLP, the Shares. ABLP shall sell the Shares to IBLA free and clear of all Claims.

               1.3  Purchase and Sale of Service Mark.  Subject to and upon
                    ---------------------------------
the terms and conditions of this Agreement, at the Closing ABLP shall sell to IBC and IBC shall purchase from ABLP all right, title and interest of ABLP to the federally registered service mark "Young Country" (the "Service Mark"), free and clear of all Claims.

               1.4  IBC Obligations.  IBC shall cause each Purchaser and
                    ---------------
IBLA to perform all obligations of such parties arising under this Agreement.

          2.   Purchase Price and Related Matters.
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               2.1  Purchase Price.  (a) Subject to and upon the terms and
                    --------------
conditions of this Agreement, at the Closing the Purchasers shall pay the Sellers and ABLP an aggregate purchase price of TWO HUNDRED SEVENTY FIVE MILLION DOLLARS ($275,000,000) plus any Working Capital Surplus or less any Working Capital Deficit (each as defined below) (as adjusted, the "Purchase Price") in cash by wire transfer of immediately available funds to bank accounts designated by the Sellers and ABLP for the Assets and the Shares.

          (b) At least two (2) business days prior to the Closing, ABLP shall deliver a consolidated balance sheet for the Stations as of the Closing Date which shall be prepared on an accrual basis in accordance with generally accepted accounting principles, consistently applied (the "Closing Balance Sheet"). The Closing Balance Sheet shall be in form and substance reasonably satisfactory to IBC. To the extent that Working Capital (as defined below) as shown on the Closing Balance Sheet exceeds $10,000,000 (the "Working Capital Target"), such difference shall constitute a "Working Capital Surplus." To the extent that Working Capital as shown on the Closing Balance Sheet is less than the Working Capital Target, such difference shall constitute a "Working Capital Deficit." For purposes of this Agreement, "Working Capital" shall mean accounts receivable (less the reserve for uncollectible accounts) plus prepaid expenses plus security deposits less accounts payable less accrued expenses, all as determined in accordance with generally accepted accounting principles, consistently applied, and shall not include cash or cash equivalents.

          (c) $6,000,000 (the "Holdback") of the Purchase Price shall, at the Closing, be deposited in escrow pursuant to an Indemnification Escrow Agreement (the "Indemnification Escrow Agreement") substantially in the form attached as Schedule 2.1(c).

               2.2  Liabilities.
                    -----------

                    2.2.1  Assumption by Purchasers of Station Liabilities.
                           -----------------------------------------------
At the Closing, the Purchasers shall assume and agree to perform and indemnify the Sellers against (a) the liabilities, obligations and commitments of the Sellers arising and accruing after the Closing Date under any of the leases, contracts, licenses, undertakings, agreements and other arrangements listed in Schedule 2.2.1 hereto (collectively, the
                             --------------
"Contracts") that are assigned to the Purchasers pursuant to this Agreement; (b) the liabilities, obligations and commitments of the Sellers, Holdings and Holdings II under other leases,



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contracts, licenses, undertakings, agreements and other arrangements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement; and (c) any liabilities or obligations of the Sellers, Holdings and Holdings II to the extent (and only to the extent) that the same are booked as an account payable or accrued expense on the Closing Balance Sheet (collectively, the "Assumed Liabilities").

                    2.2.2  Limitation.  Except as set forth explicitly in
                           ----------
Section 2.2.1, the Purchasers expressly do not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of the Sellers, ABLP, Holdings or Holdings II of any nature whatsoever. Without limiting the generality of the foregoing, the Purchasers and IBC shall not assume or be liable for any liability, obligation or responsibility of the Sellers, ABLP, Holdings or Holdings II arising out of or relating to:

               (a) any liabilities, obligations or commitments arising under the Amended and Restated Credit Agreement dated as of June 16, 1994, among ABLP, various lending institutions and The Chase Manhattan Bank, N.A., as agent;

               (b) any liabilities, obligations or commitments disclosed in Schedules 4.4 and 4.12;
             ----------------------

               (c) any liability, obligation or commitment of any Seller, Holdings or Holdings II, including, without limitation, any contractual liabilities, obligations or commitments to the extent such liability does not relate to the conduct of the business or operations of any of the Stations;

               (d) any liability, obligation or commitment of any Seller, Holdings or Holdings II for any legal, accounting, transactional, brokerage or other expense



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          relating to this Agreement or the transactions contemplated hereunder;

               (e) any liability or obligation relating to Sellers' or Holdings' employment or termination on or before the Closing Date of employment of any person or any employee benefit plan or arrangements of any Seller or Holdings;

               (f) any liability, obligation or commitment of any Seller, Holdings or Holdings II under any contract, agreement, lease, license, undertaking or other agreement indicated on Schedule
          2.2.1 as not being assumed by any of the Purchasers;

               (g) any liability or obligation of any Seller, Holdings or Holdings II in respect of any of the discretionary bonuses referred to in Section 8.1(x) hereto;

               (h) any liability, obligation or commitment arising from a third party claim, the existence of which constitutes a breach of any representation or warranty made by any Seller or ABLP in this Agreement but only to the extent any Seller knew or should have known of any such breach;

               (i) any liability, obligation or commitment of any Seller in respect of any claims made against any Seller by any partner of any Seller; and

               (j) any liabilities, obligations or commitments for Taxes (whether imposed on the Sellers, ABLP, any of its partners, or otherwise) arising with respect to the conduct of the business or operations of any of the Stations or the ownership of the Assets on or before the Closing Date or, except as specified in Section
                                                                   -------
          8.6(a)(ii) or Section 17.6, the sale of the Assets to the
          ----------    ------------
          Purchasers, whenever such Taxes become due and payable; provided that in no event will ABLP or any Seller be liable for any Taxes resulting from or relating to a Section 338 election by the Purchasers or

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          any other action by any Purchaser following the Closing.

          Notwithstanding anything in this Agreement to the contrary, the term "Excluded Liabilities" shall also include any liability for Taxes for which ABLP is liable pursuant to Section 8.6(a)(i).

          The liabilities, obligations and commitments referred to in subparagraphs (a) through (j) above are referred to herein collectively as the "Excluded Liabilities". All liabilities, obligations and commitments of the Sellers, ABLP, Holdings, or Holdings II other than the Excluded Liabilities and the Assumed Liabilities are referred to herein collectively as the "Retained Liabilities".

               2.3  Allocations.  The Purchase Price shall be allocated in
                    -----------
accordance with Schedule 2.3. ABLP, the Sellers and the Purchasers shall file Internal Revenue Service Form 8594, as jointly prepared, with respect to the Assets. The Sellers, the Purchasers and ABLP shall (with respect to any Asset or Shares sold or acquired by such party pursuant to this Agreement) use the respective allocations set forth on Schedule 2.3 and on Form 8594 for all reporting purposes including, without limitation, all matters relating to federal, state and local income and franchise taxes.

          3.   Closing.  The closing (the "Closing") of the purchase and
               -------
sale of the Assets and the Shares shall take place at the offices of Orrick, Herrington & Sutcliffe, 666 Fifth Avenue, New York, New York
10103, at 10:00 A.M. local time on the fifth business day following satisfaction or waiver of the conditions precedent hereunder, but not prior to January 2, 1996 (the "Closing Date"), or at such other place and on such other date and time as ABLP and IBC may agree upon in writing. At the Closing, the Sellers, the Purchasers and ABLP shall deliver the documents and take the actions referred to in Section 11 hereof.

          4.   Representations and Warranties of Sellers.  Each Seller and
               -----------------------------------------
ABLP jointly and severally represents and warrants to the Purchasers as follows:

               4.1  Organization and Authority; Capital Stock; No
                    ---------------------------------------------
Subsidiaries.
- ------------

               (a) Holdings, Alliance Broadcasting Management, Inc. ("ABM") and Holdings II are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and are qualified to do business and in good standing in the State of California. Each of Holdings, ABM and Holdings II has the power and authority to carry on its business and to carry out the transactions contemplated by this Agreement and any related agreements. Accurate and complete copies of the Articles of Incorporation, including all amendments thereto and restatements thereof, and bylaws of Holdings, ABM and Holdings II have been delivered to the Purchasers. Accurate and complete copies of the corporate minutes and the stock record book of Holdings, ABM and Holdings II have been delivered to the Purchasers. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of Holdings, ABM and Holdings II are contained in the stock record books which have been delivered to the Purchasers.

               (b) Each of the Sellers and ABLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the state where the related Station is located. Each of the Sellers and ABLP has the power and authority to carry on its business and to carry out the transactions contemplated by this Agreement and any related agreements. Accurate and complete copies of the Agreement of Limited Partnership, including all amendments thereto and restatements thereof, of ABLP and each Seller have been delivered to the Purchasers. Accurate and complete copies of the minutes and the unit record book of ABLP and each Seller have been delivered to the Purchasers. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of units of partnership interests are contained in the unit record book which has been delivered to the Purchasers.

               (c) The authorized capital stock of Holdings consists of 100 shares of common stock, no par value. The ten Shares constitute all of the issued and outstanding capital stock of Holdings. The authorized capital stock of Holdings II consists of 1,000 shares of common stock, no par value. The 100 shares of issued and outstanding common stock of Holdings II (the "Holdings II Shares") constitute all of the issued and outstanding capital stock of Holdings II. ABLP owns beneficially and of record the Shares, and Holdings II owns beneficially and of record the Holdings II Shares, in each case free and clear of any Claims of any nature other than as specified in
Schedule 4.1. At the Closing, ABLP shall have the right to, and upon Closing ABLP shall, sell and transfer title to the Shares to the Purchasers free of any Claims. The Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable State and federal securities laws and other applicable laws. There are no outstanding, existing or authorized subscriptions, options, warrants, calls, rights or any other agreements of any character obligating Holdings or Holdings II to issue any shares of its capital stock or any securities convertible into capital stock, and there are no voting trusts or other agreements or understandings with respect to the voting of the Shares.

               (d) None of the Sellers, Holdings or Holdings II owns or otherwise holds any equity ownership in any corporation, association, partnership, joint venture or other entity, except as set forth on
Schedule 4.1.  None of the Sellers, Holdings or Holdings II conducts any
- ------------
business or owns any assets not directly related to the ownership and operation of the Stations.

               4.2  Authorization and No Conflicts.  The execution,
                    ------------------------------
delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of the Sellers and ABLP, and, except for required governmental consents specifically referred to in this Agreement, and except also with respect to consents required in connection with the assignment of certain agreements as set forth on Schedule 2.2.1 will not either alone or with the giving of notice or the passage of time or both result in any conflict with, or breach or violation of, or default under, the partnership agreement of any of the Sellers or ABLP, the Articles of Incorporation and By-laws of ABM, Holdings or Holdings II or any law, rule, regulation, judgment, order, decree, mortgage, agreement, deed of trust, license, franchise, permit, indenture or other instrument to which any of the Sellers, ABM, Holdings, Holdings II or ABLP is a party or by which any of them is bound or any statute or regulation applicable to any of the Sellers, ABM, Holdings, Holdings II, ABLP or any of the Stations or require the consent or approval of any person. The execution, delivery and performance of this Agreement will not result in the creation of any Claim on any of the Assets or the Shares. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of the Sellers and ABLP enforceable against the Sellers and ABLP in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

               4.3  Financial Statements.  Each of the Sellers and ABLP has
                    --------------------
delivered to the Purchasers a copy of the audited consolidated statement of income and expense for each year in the three year period ending
December 31, 1994 and the unaudited statements for the 8-month period ending August 31, 1995 and balance sheets at December 31, 1994 and August 31, 1995 (collectively, the "Financial Statements"). The Financial Statements have been and the Closing Balance Sheet will be prepared on an accrual basis in accordance with generally accepted accounting principles (except, with respect to the unaudited statements, for existence of footnotes) consistent with prior periods. The Financial Statements accurately reflect and, as of the Closing Date, the Closing Balance Sheet will accurately reflect the books, records and accounts of the Stations in all material respects and present fairly in all material respects the financial condition and results of operations of the Stations as at and for the periods indicated, subject to, with respect to the August 31, 1995 statements and the Closing Balance Sheet, year end adjustments which are not material.

               4.4  Absence of Undisclosed Liabilities.  Except for
                    ----------------------------------
liabilities (a) reflected or reserved against in the Financial Statements or incurred in the ordinary course of business since August 31, 1995, or
(b) disclosed in Schedule 4.4, the Stations, taken as a whole, have no material liabilities, commitments, indebtedness or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

               4.5  Absence of Changes or Events.  Except as disclosed in
                    ----------------------------
Schedule 4.5, since August 31, 1995 (the "Financial Date"), the business of the Stations has been conducted in all material respects only in the ordinary course and each Seller has not, except in the ordinary course of business, purchased, sold, assigned or transferred any of the Assets or the assets of Holdings (the "KFRC-FM Assets" and, collectively with the Assets, the "Section 4.5 Assets") or made or obligated itself in any way to make any increase in the compensation payable to any employee of the Stations, except for regular periodic employee raises consistent with past practice.

               4.6  Real Property.  (a) Schedule 4.6 contains descriptions
                    -------------       ------------
of all of the Sellers' real property interests, including leasehold interests and easements, necessary to conduct or used or useful in the business or operation of any of the Stations (the "Real Property"). The Real Property listed in Schedule 4.6 includes all real property necessary to conduct the business and operations of the Stations as now conducted.

          (b) The Sellers or Holdings own a valid and subsisting interest as lessee under all of the leased Real Property free and clear of all material Claims relating to any such lease, except as set forth in Schedule
4.6 and for the lessor's interest in any such lease.

          (c) Any improvements to any of the Real Property owned by any Seller or Holdings conform in all material respects to all lease restrictions, restrictive covenants, building codes, and federal, state and local laws, regulations and ordinances, and all of such Real Property is zoned for the various purposes for which it is currently being used. All such improvements are in good working condition and repair, are insurable at standard rates, and comply in all material respects with the rules and regulations of the FCC (as defined in Section 4.7) and all other applicable federal, state and local statutes, ordinances, rules and regulations. All of the transmitting towers, ground radials, guy anchors, transmitter buildings and related improvements located on Real Property owned by the Sellers or Holdings are located entirely on the applicable Real Property.

          (d) The Sellers and Holdings have no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of any of the Real Property.

               4.7  Assets.  Schedule 1.1 sets forth a list of the Sellers'
                    ------
tangible personal property which includes all of the tangible personal property of the Sellers, including all equipment necessary for or used in the operation of the Sellers' Stations. Schedule 4.7 sets forth a list of Holdings' tangible personal property which includes all of the tangible personal property of Holdings including all equipment material to operation of KFRC-FM. Except as specified on Schedules 1.1 and 4.7 and for immaterial Claims, each Seller or Holdings, as applicable, has good title to the Assets and the KFRC-FM Assets including, without limitation, all leasehold interests applicable to the Stations, free and clear of all Claims. All tangible personal property included in the Assets and the KFRC-FM Assets are in a good state of repair and operating condition subject to normal repair, maintenance and replacement. The technical equipment constituting a part of the Section 4.5 Assets and the other
Section 4.5 Assets are in a good state of repair and operating condition (ordinary wear and tear excepted) and comply in all material respects with all applicable rules, regulations and policies of the Federal Communications Commission (the "FCC"), the Communications Act (as defined in Section 4.9), and all other applicable laws, rules, regulations and ordinances.

               The Assets and the KFRC-FM Assets include all properties and assets necessary to conduct the business and operations of the Sellers' Stations and KFRC-FM, respectively, as now conducted.

               4.8  Patents, Trademarks, Tradenames, Service Marks and
                    --------------------------------------------------
Copyrights.  Other than the call letters relating to each of the Stations,
- ----------
or as set forth on Schedule 4.8, there are no patents, patent applications, trademarks, tradenames, service marks, copyright registrations or copyright applications (collectively "Intellectual Property") owned, licensed or used by or registered in the name of any of the Sellers, Holdings or ABLP which apply to the Stations. To their knowledge, each of Seller and Holdings owns, free and clear of Claims, and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of the business of the respective Stations as presently conducted, all Intellectual Property used in such business and there are not outstanding or, to the knowledge of any Seller or Holdings, threatened judicial or adversary proceedings with respect thereto.

               4.9  FCC Licenses.  The Seller identified on Schedule 1.0(a)
                    ------------
as the license holder and Holdings II validly hold all FCC licenses and authorizations (collectively the "FCC Licenses") as are necessary to operate the Stations as they are currently operated, all of which are set forth on Schedule 4.9, having the expiration dates indicated therein, each of which is in full force and effect. Each Station is being operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable to it and in accordance with the rules, regulations and policies of the FCC and the Communications Act of 1934, as amended (the "Communications Act"). No proceedings are pending or, to the knowledge of the Sellers and Holdings, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to the Stations or its operation, other than proceedings affecting the radio broadcasting industry in general. There are not any unsatisfied or otherwise outstanding forfeiture notices issued by the FCC with respect to any Station or its operation.

               Except as disclosed on Schedule 4.9, each of the Sellers, ABLP, Holdings and Holdings II does not have any pending applications at the FCC and there are no pending complaints or inquiries at the FCC relating to the FCC Licenses or the Stations which could have a material adverse impact on any FCC License or any Station. None of the Sellers, ABLP, Holdings or Holdings II is a party to any proceeding or complaint at the FCC except as disclosed on Schedule 4.9. None of the Sellers, ABLP, Holdings or Holdings II has any reason to believe that the FCC Licenses will not be renewed in the ordinary course, and they know of no facts which, under the Communications Act, or the rules and regulations of the FCC, would disqualify any of them as assignors or transferors of the FCC Licenses. All reports and documents required since the acquisition of the Stations by the Sellers and Holdings II to be filed with the FCC with respect to the Stations have been filed; all material items as are required to be placed in the Stations' local public files have been placed in such files; and all information contained in the foregoing documents is true, complete and correct in all material respects.

               4.10 Insurance.  The Sellers and Holdings have in effect
                    ---------
with respect to the Stations the policies of insurance listed on
Schedule 4.10. Such policies are in full force and effect and all premiums due have been paid in full.

               4.11 Contracts, Commitments, Etc.  Except for (i) contracts
                    ----------------------------
or commitments for the sale of advertising time (other than those referred to in clause (ii)) entered into in the ordinary course of business involving not more than $25,000, (ii) trade or barter agreements entered into after the date of this Agreement involving not more than $25,000, and
(iii) contracts or commitments (other than those referred to in clauses (i) and (ii)) involving not more than $25,000 individually or in a series of related agreements, (a) Schedule 2.2.1 contains a list, as of August 31, 1995 (and where oral, a summary description), of all contracts, agreements, leases, licenses, undertakings or other arrangements, as to Holdings or Holdings II, to which either is a party, and, as to any Sellers, affecting, related to or arising out of the business of each of the Stations or the Assets to which any of the Sellers is a party or by which any of them is bound, including, without limitation, all collective bargaining agreements, employment agreements and consulting agreements and (b) the Sellers have delivered to the Purchasers copies of all written agreements to which any of the Sellers, Holdings or Holdings II is a party and which are required to be listed on Schedule 2.2.1; provided, however, that the Sellers may amend Schedule 2.2.1 to provide a more complete list of the contracts referred to in clause (i) above within seven (7) business days of the date of this Agreement and shall provide copies of any such additional contracts to the Purchasers within such time period.

               Except as indicated on Schedule 2.2.1, there exists no material default by any of the Sellers, Holdings or Holdings II or, to the knowledge of ABLP or the Sellers, any third party, under any such contract, agreement, lease, license or undertaking and no event, occurrence, condition or act has occurred which, with the giving of notice, the lapse of time or the happening of any further condition, would become a material default by any of the Sellers, Holdings or Holdings II under any such contract, agreement, lease, license or undertaking. Except as indicated on
Schedule 2.2.1, all such contracts, agreements, leases, licenses, or undertakings are assignable to the Purchasers by the Sellers (in the case of the Sellers' Stations) and the Shares may be sold as contemplated in this Agreement (in the case of Holdings) without the consent of any party and such assignment and sale will not affect the validity or enforceability of any of the same contracts, agreements, leases, licenses or undertakings or cause any material change in the substantive terms thereof. All Contracts are in full force and effect in accordance with their terms and none of the Sellers, Holdings or Holdings II has granted any material waivers or forbearances thereunder. The contracts, agreements, leases, licenses, undertakings or other arrangements listed on Schedule 2.2.1 include all those necessary to conduct the business and operations of the Stations as now conducted.

               4.12 Litigation and Compliance with Laws.  Except as set
                    -----------------------------------
forth on Schedule 4.12, there is no claim, legal action, decree, judgment, order, arbitration or other proceeding, suit or governmental investigation pending or to the Sellers' or ABLP's knowledge threatened against any Station, the Assets, the KFRC-FM Assets or the Shares which, individually or in the aggregate, is expected to have a material adverse effect on the
Section 4.5 Assets taken as a whole or the financial condition, results of operations or business of the Stations taken as a whole or, as of the date hereof, which seeks to enjoin or prohibit or otherwise question the validity of any action to be taken by the Sellers or ABLP in connection with the Agreement. None of the Sellers or Holdings is in violation of, or in default with respect to, any order, law, rule or regulation of any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which affects the Stations, the Assets or the KFRC-FM Assets, the violation of which or default thereunder would give rise individually or in the aggregate to a material liability or materially and adversely affect the Assets or the KFRC-FM Assets, taken as a whole, or the financial condition, results of operations or business of the Stations, taken as a whole, or give any third party the right to enjoin the transactions contemplated by this Agreement.

               4.13 Personnel Information.  (a) Schedule 4.13 contains a
                    ---------------------       -------------
true and complete list of all persons employed at the Stations, and a description of all compensation, including bonus arrangements and employee benefit plans or arrangements, applicable to such employees. None of the Sellers, Holdings or Holdings II is a party to any agreement, written or oral, with salaried or non-salaried employees except as described in
Schedule 2.2.1.  Holdings II does not have any employees.
- --------------

               (b) None of the Sellers or Holdings is a party to any contract or agreement with any labor organization, nor has any Seller or Holdings agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Sellers' or Holdings' employees at any of the Stations. None of the Sellers or Holdings has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Stations. There are no unfair labor practice charges pending against any of the Sellers or Holdings; there are no pending or, to the knowledge of any Seller or Holdings, threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting the Sellers or Holdings or the Stations; and none of the Sellers or Holdings has experienced any strikes, work stoppages or other significant labor difficulties of any nature at any of the Stations in the past two years.

               (c) The Sellers and Holdings have complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

               4.14 Tax Returns and Payments.
                    ------------------------

               (a) Except as set forth in Schedule 4.14, (i) all Tax Returns (as defined below) with respect to Taxes (as defined below) that are required to be filed by or with respect to Holdings or any Seller have been (and as of the Closing Date will have been), in all material respects, accurately prepared and duly and properly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) and all other Taxes payable by Holdings or any Sellers (whether or not requiring the filing of any Tax Return) have been (and as of the Closing Date will have been) paid or adequately provided for, (iii) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) all deficiencies asserted or assessments made for Taxes against Holdings or any Seller have been paid in full, (v) no issues have been raised by any taxing authority in respect of Taxes that may be payable by Holdings or any Seller, (vi) no extensions or waivers of statutes of limitation have been given or requested by or with respect to any Taxes of Holdings or any Seller, and
(vii) there are no pending audits relating to Taxes of Holdings or any Seller.

               (b) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement.

               (c) "Taxes" shall mean all federal, state, local and foreign taxes or similar duties or charges, including, without limitation, income, employment, unemployment, withholding, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties. "Tax Returns" shall mean all returns or reports required to be filed by or with respect to the Taxes of Holdings or any Seller.

               4.15 Environmental Matters.  (a) All operations and uses of
                    ---------------------
the owned real property listed in Schedule 4.6 and the real property leases listed in Schedule 4.6 are in material compliance with all environmental statutes, ordinances, regulations and orders (collectively, "Environmental Laws"). One of the Sellers or Holdings, as applicable, has obtained all environmental, health and safety permits necessary for the operation of the Stations, and all such permits are in full force and effect and Sellers or Holdings, as applicable, is in compliance with the terms and conditions of all such permits. There are no outstanding Claims on the Sellers' or Holdings' interest in any of such owned real property or, to the knowledge of the Sellers or Holdings, such leased real property under any

Environmental Laws. None of the Sellers or Holdings has received any notice of, or is otherwise aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Laws by any of the Sellers or Holdings or any tenants or subtenants of any of the Sellers or Holdings, or otherwise involving such owned real property or such leased real property or the operations conducted on or in such owned real property or such leased real property.

               (b) To the knowledge of the Sellers and ABLP, the owned real property and the leased real property listed on Schedule 4.6 is in compliance with all Environmental Laws and there has been no release (nor, to the knowledge of any Seller or Holdings, is there any substantial threat of a release) of any hazardous substance at or from such owned real property or such leased real property in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. To the knowledge of the Sellers and Holdings, there are no hazardous substances present on such owned real property and such leased real property except for ordinary quantities of properly stored hazardous substances found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance. To the knowledge of the Sellers and Holdings, there are no underground storage tanks, or underground piping associated with such tanks, at such owned real property or such leased real property.

               4.16 Affiliate Transactions.  Except as disclosed in
                    ----------------------
Schedule 4.16, none of the Sellers, Holdings, Holdings II and any of their respective partners, stockholders, officers, directors or affiliates (other than The Goldman Sachs Group, L.P. and its affiliates) possesses, directly or indirectly, any financial interest in, or is a partner, director, officer or employee of, any partnership, corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor of any of the Stations or has a banking relationship with any of the Stations.

               4.17 Employee Benefit Plans.  Except as set forth in
                    ----------------------
Schedule 4.17, none of the Sellers nor Holdings is a party to or bound by
- -------------
any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended ("ERISA"), whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee is entitled to any benefits that would be payable pursuant to any such plan solely by reason of consummation of the transactions contemplated by this Agreement. Except pursuant to a plan or agreement listed on Schedule 4.17,
                                                             -------------
none of the Sellers nor Holdings has any fixed or contingent liability or obligation to any person now or formerly employed at the Stations, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability, termination and severance arrangements or policies, including workers' compensation policies. To the knowledge of the Sellers and Holdings, the Sellers and Holdings have in all material respects administered each plan listed on
Schedule 4.17 in accordance with all material provisions of ERISA and the
- -------------
Code, and have otherwise complied in all material respect with ERISA and the Code. The Purchasers shall not assume or hereby become obligated to pay any claim, debt, obligation or liability arising from or under any of the Sellers' or Holdings' employee benefit plans, or any other employment arrangement and all claims, debts, liabilities and obligations under such plans and arrangements shall remain the responsibility of the Sellers and Holdings and shall constitute Excluded Liabilities for all purposes of this Agreement. None of the Sellers nor Holdings has ever maintained, established or contributed to any employee benefit plan subject to section 412 of the Code or Section 302 or Title IV of ERISA.

          5.   Representations and Warranties of the Purchasers and IBC.
               --------------------------------------------------------
IBC and each Purchaser jointly and severally represent and warrant to the Sellers and ABLP as follows:

               5.1  Organization and Authority.  Each of the Purchasers and
                    --------------------------
IBC is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each Purchaser has the power and authority to own the Assets or the Shares (as applicable) and to carry on the business of the Stations. Each of the Purchasers and IBC has full corporate power and authority to enter into this Agreement and any related agreements and to carry out the transactions contemplated by this Agreement and any related agreement.

               5.2  Authorization and No Conflicts.  The execution,
                    ------------------------------
delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Purchasers and IBC. Except for required governmental consents specifically referred to in this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, as of the Closing, either alone or with the giving of notice or passage of time or both, result in any conflict with, or breach or violation of, or default under, the Certificate of Incorporation of each of the Purchasers and IBC, or any judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which any Purchaser or IBC is a party or by which it is bound, or any statute or regulation applicable to any Purchaser or IBC. This Agreement has been duly executed and delivered by each of the Purchasers and IBC and constitutes the legal, valid and binding obligation of each of the Purchasers and IBC enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

               5.3  Qualification.  Except as specified in Schedule 5.3,
                    -------------
each of the Purchasers and IBC has no knowledge of any facts which would, upon completion of the transactions contemplated by this Agreement, including the related financing, under present law (including the Communications Act and present rules, regulations and policies of the FCC), disqualify any Purchaser as an assignee of the FCC Licenses or as an owner and/or operator of the Assets or the Stations or IBLA as an owner of the Shares and each of the Purchasers and IBC will not take, or fail to take, any action which any such party knows or has reason to know would cause such disqualification. Should any facts which would cause such disqualification become known to IBC, IBC will promptly notify ABLP in writing thereof.

          5.4  Financing.  IBC will diligently and timely take, or cause to
               ---------
be taken, all necessary or appropriate action to obtain sufficient cash on hand to allow the Purchasers to pay the Purchase Price, consummate the transactions contemplated hereby and pay related fees and expenses of IBC and the Purchasers.

Nonetheless, the obligations of IBC and the Purchasers hereunder are not subject to a contingency based on the availability or suitability of financing.

          6.   Conditions To IBC and the Purchasers Obligations.  The
               ------------------------------------------------
Purchasers' obligations to purchase the Assets and IBLA's obligation to purchase the Shares and the obligation of IBC and the Purchasers to pay the Purchase Price therefor shall be subject to the satisfaction of each of the following conditions:

               6.1  FCC Approval.  The Final Approval (as defined below) of
                    ------------
the FCC Application (as defined in Section 17.1) shall have been obtained without conditions materially adverse to IBC or any of the Purchasers. It shall not be considered a condition materially adverse to the Purchasers if the FCC requires IBC or any of its affiliates to divest itself of a station(s) in order to comply with the FCC's national or local ownership rules in the manner set forth in the Purchasers' waiver requests to be included in the FCC Application that are described on Schedule 5.3 hereof. For purposes of this Agreement, approval of the FCC to the FCC Application shall be considered final ("Final Approval") when the FCC or its Staff has consented to the assignment of the FCC Licenses and the transfer of control of Holdings II, and such consent (a) has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which
(i) no requests have been timely filed for administrative or judicial review, reconsideration, appeal or stay, and the periods provided by statute or FCC regulations for filing any such requests and for the FCC to set aside the action on its own motion have expired, or (ii) in the event of such review, reconsideration or appeal, the consent or grant, as the case may be, has been affirmed and the period provided by statute or FCC regulations for further review, reconsideration or appeal has expired and no timely filed requests for further review, reconsideration or appeal are pending.

               6.2  No Injunction.  No order of any court or administrative
                    -------------
agency shall be in effect which restrains or prohibits the transactions contemplated hereby.

               6.3  Consents.  All consents of any third parties to the
                    --------
contracts indicated in Schedule 2.2.1 as a "Consent at Closing" shall have been obtained.

               6.4  Performance of Conditions and Accuracy of
                    -----------------------------------------
Representations.  Each of the Sellers and ABLP shall have duly performed or
- ---------------
complied in all material respects with its covenants and obligations under this Agreement to be performed prior to or at the Closing, and all of its warranties and representations shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such date).

               6.5  HSRA Compliance.  The applicable waiting period under
                    ---------------
the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSRA"), including any early termination thereof as may be obtained, shall have expired.

               6.6  No Material Adverse Change.  Between the date hereof
                    --------------------------
and the Closing Date, there shall not have occurred any material adverse change in the Section 4.5 Assets, condition (financial or otherwise), business or results of operations of the Stations taken as a whole; provided that the following shall not be deemed to constitute a material adverse change for purposes of this Section 6.6: adverse effects caused by
(a) reductions in the market value of radio stations generally, including reductions in multiples of broadcast cash flow paid for radio stations, (b) regulatory changes or political events affecting the broadcasting industry generally, (c) technical developments generally, (d) changes in the financial markets, (e) general economic conditions, (f) war or armed hostilities, or (g) calamities, disasters and acts of God.

               6.7  Delivery of Indemnification Escrow Agreement.
                    --------------------------------------------
The Sellers and ABLP shall have executed and delivered the Indemnification Escrow Agreement.

               6.8  Tender of Documents.  At the Closing, the Sellers and
                    -------------------
ABLP shall tender to the Purchasers properly executed sets of all of the documents listed in Section 11.1.

               6.9  Hayes Agreement.  John P. Hayes, Jr. shall have
                    ---------------
executed and delivered to IBC a noncompetition and nonsolicitation agreement in the form of Schedule 6.9 hereto (the "Hayes Noncompete").

               6.10 Reversal Agreement.  The Sellers and Holdings II shall
                    ------------------
have executed and delivered to the Purchasers a Reversal Agreement in the form of Schedule 6.10 hereto (the "Reversal Agreement"), if the Closing occurs with respect to any of the Stations prior to the receipt of the Final Order.

               6.11 Environmental Matters.  If requested by the Purchasers
                    ---------------------
within 30 days of the date of this Agreement, an engineering firm selected by the Purchasers shall have initiated a Phase 1 environmental study of all real property owned by any of the Sellers or Holdings, and the Purchasers shall be reasonably satisfied with the results thereof or with the Sellers' remedial action in response thereto. The Purchasers shall pursue any such study as promptly as is commercially reasonable.

          7.   Conditions to the Sellers' and ABLP's Obligations.  The
               -------------------------------------------------
Sellers' and ABLP's obligations to sell the Assets and the Shares shall be subject to the satisfaction of each of the following conditions:

               7.1  FCC Approval.  The FCC shall have granted the FCC
                    ------------
Application without conditions materially adverse to the Sellers, Holdings and ABLP.

               7.2  No Injunction.  No order of any court or administrative
                    -------------
agency shall be in effect which restrains or prohibits the transactions contemplated hereby.

               7.3  Performance of Conditions and Accuracy of
                    -----------------------------------------
Representations.  Each Purchaser shall have duly performed or complied in
- ---------------
all material respects with its covenants and obligations under this Agreement to be performed prior to the Closing, and all of its representations and warranties shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such date).

               7.4  HSRA Compliance.  The applicable waiting period under
                    ---------------
the HSRA, including any early termination thereof as may be obtained, shall have expired.

               7.5  Indemnification Escrow Agreement.  The Purchasers and
                    --------------------------------
IBC shall have executed and delivered the Indemnification Escrow Agreement.

               7.6  Tender of Documents.  At the Closing, the Purchasers
                    -------------------
shall tender to the Sellers and ABLP properly executed sets of all of the documents listed in Section 11.2.

               7.7  Reversal Agreement.  The Purchasers shall have executed
                    ------------------
and delivered to the Sellers and Holdings II a Reversal Agreement, if the Closing occurs with respect to any of the Stations prior to the receipt of the Final Approval.

          8.   Covenants by Sellers and ABLP.  The Sellers and ABLP hereby
               -----------------------------
covenant and agree as follows:

               8.1  Operation of Business.
                    ---------------------

               (a) From the date hereof and through the Closing, each Seller shall and ABLP shall cause Holdings to:


                (i) carry on the businesses and activities of the Stations, including, without limitation, the sale of advertising time or entering into trade or barter arrangements, in the ordinary course of business;

               (ii) pay or otherwise satisfy obligations (cash and barter) of each Station on a basis consistent with past practices;

                (iii) not incur any obligations with respect to any Station or sell, dispose of or transfer any of the assets of any Station other than in the ordinary course of business;

               (iv) operate each Station and otherwise conduct its business in accordance with the terms and conditions of its FCC Licenses, all applicable rules, regulations and policies of the FCC, the statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station;

               (v) maintain the Assets and the KFRC-FM Assets in the same condition (ordinary wear and tear excepted) as at the date hereof;

               (vi) not remove or make any significant alterations to any of the Assets (or any of the KFRC-FM Assets);

               (vii) use its reasonable efforts to retain as employees the individuals employed by each Station on the date hereof;

                (viii) not waive any material right under any Contract relating to any Station;

                (ix) timely make all payments required to be paid under any Contract to be assumed by any Purchaser when due and otherwise pay all liabilities and satisfy all obligations within 90 days of invoice;

               (x) not increase or modify, or agree to increase or modify, the compensation, bonuses or other benefits or prerequisites for employees of any Station, except in the ordinary course of business consistent with past practice and except for discretionary bonuses relating to the transactions contemplated hereby payable by ABLP;

               (xi) not solicit, directly or indirectly, through any agent or otherwise, the employment of or hire, any of the employees listed in Schedule 4.13;

               (xii) use its reasonable efforts to preserve the operations, organization and reputation of the Stations intact, to preserve the good will and business of the Stations' suppliers, advertisers and others having business relations with the Stations and to continue to conduct the financial operations of the Stations, including its credit and collection policies, with no less effort, as in the prior conduct in the business of the Stations;

               (xiii) maintain advertising and promotional expenditures for the Stations at the levels set forth in Schedule 8.1(a);

               (xiv) maintain its books and records in accordance with generally accepted accounting principles; and

               (xv) not introduce any material change with respect to the operation of any Station including, without limitation, any material changes in the broadcast hours or in the percentages or types of programming broadcast by the Station or any other material change in the Station's programming policies, except such changes in the sole discretion of the Seller or Holdings, as applicable, exercising good faith, as are required by the public interest.

               (b) From the date hereof and through the Closing, ABLP shall not cause Holdings to (i) amend its Certificate of Incorporation or bylaws or enter into, agree to enter into or effect any merger or consolidation;
(ii) make any change in the number of shares of its capital stock authorized, issued or outstanding; and grant or issue any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock; (iii) declare or pay any non-cash dividends; or (iv) purchase or redeem any shares of its capital stock or any other security.

               8.2  Continuation of Insurance.  Until the Closing, each
                    -------------------------
Seller and Holdings shall continue to maintain and carry its existing insurance as described on Schedule 4.10.

               8.3  Agreements.  From and after the date hereof and through
                    ----------
the Closing, without the prior consent of IBC, none of the Sellers, Holdings or Holdings II will (a) amend or modify any of the material terms of any agreement listed on Schedule 2.2.1, (b) enter into any agreement which has a term extending beyond the Closing Date and which if in existence on the date hereof would be required to be listed on
Schedule 2.2.1 or (c) enter into agreements which, in the aggregate, involve more than $150,000. The Sellers, Holdings or Holdings II, as the case may be, shall promptly provide to IBC true and complete copies of all amendments, modifications and agreements referred to in this Section 8.3.

               8.4  Further Assurances.  From time to time, at IBC's
                    ------------------
request, whether on or after the Closing and without further consideration, the Sellers and ABLP shall execute and deliver or cause to be executed and delivered such further instruments of conveyance and transfer as the Purchasers reasonably may require to more effectively convey and transfer to the Purchasers the Assets and the Shares.

               8.5  Release of Liens.  Prior to the Closing, the Sellers
                    ----------------
and ABLP shall obtain executed releases, in suitable form for filing and otherwise in form and substance reasonably acceptable to the Purchasers, removing all Claims relating to the Assets and the Shares except for those Claims specified on Schedule 1.1.

               8.6  Certain Tax Matters.
                    -------------------

               (a)  Liability for Taxes and Related Matters.

                       (i)
           Liability for Taxes.  ABLP shall be liable for the Taxes of
           -------------------
Holdings for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. ABLP shall be entitled to any refund of Taxes of Holdings received for such periods.

                       (ii)
IBLA shall be liable for the Taxes of Holdings for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date (with IBLA to be entitled to any refund of Taxes of Holdings received for such periods), and all Taxes caused by or arising from any election pursuant to Section 338 of the Code with respect to the purchase of the Shares pursuant to this Agreement and any Taxes assessed as a result of actions of IBLA following the Closing.

                       (iii)
  Taxes for Short Taxable Year.  For purposes of Subsections (a)(i) and
  ----------------------------
(a)(ii), whenever it is necessary to determine the liability for Taxes of Holdings for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of Holdings for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that Holdings had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned ratably on a time basis. IBLA will be liable for any income for (or tax liability) related to any Section 338 election or as the result of actions taken by IBLA following the Closing. Additionally, if Holding's tax year terminates on the date of the Closing as the result of becoming part of another consolidated return group, IBLA will not make an election under Treasury Reg. 1.1502-76(b)(2)(ii)(D) if to do so would increase ABLP's tax liability under Section 8.6(a)(i).

                       (iv)
  Adjustment to Purchase Price.  Any payment by IBLA or ABLP under this
  ----------------------------
Section 8.6 will be an adjustment to the Purchase Price.

                       (v)
                   Tax Returns.  ABLP shall file or cause to be filed when
                   -----------
due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Holdings for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Purchasers shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to Holdings for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. ABLP shall pay IBLA the Taxes for which ABLP is liable pursuant to Section 8.6(a)(i) but which are payable with Tax Returns to be filed by IBLA pursuant to the previous sentence, upon two weeks prior notice within ten
(10) days prior to the due date for the filing of such Tax Returns.

                       (vi)
            Contest Provisions.  IBLA shall promptly notify ABLP in writing
            ------------------
upon receipt by IBLA, any of its affiliates or Holdings of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of Holdings for which ABLP would be liable pursuant to Section 8.6(a)(i). ABLP shall have the right to represent Holdings' interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided that ABLP may not agree to settle any Tax claim in
         --------
connection with any
such proceeding that purports to bind Holdings or IBLA for any period following the Closing Date without the consent of IBLA, which consent shall not be unreasonably withheld.

          ABLP shall be entitled to participate at its expense in the defense of any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by ABLP pursuant to Section 8.6(a)(i) and, with the written consent of IBLA, and at ABLP's sole expense, may assume the entire defense of such Tax claim. Neither IBLA nor Holdings may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date for which ABLP may be liable under Section 8.6(a)(i) without the prior written consent of ABLP, which consent shall not be unreasonably withheld.

               (b)  Assistance and Cooperation.  After the Closing Date,
                    --------------------------
each of ABLP and the Purchasers shall:

                       (i)
assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 8.6;

                       (ii)
cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Holdings;

                       (iii)
make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Holdings;

                       (iv)
provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Holdings, for taxable periods for which the other may have a liability under this Section 8.6; and

                       (v)
furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          In addition, after the Closing Date each of the Sellers will cooperate fully with the Purchasers and IBC in connection with the filing of any Tax Return or report required to be filed by any of the Purchasers or IBC, or any tax audit or other administrative proceeding, relating to the business or operations of the Stations or the ownership or operation of the Assets.

               8.7  Notification.  (a)  The Sellers, ABLP and Holdings
                    ------------
shall notify the Purchasers of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against any of the Sellers, ABLP, Holdings or Holdings II which challenges the transactions contemplated hereby or which could have a material adverse effect upon any Seller, Holdings or Holdings II or the Assets or the KFRC Assets.

               (b) Between the date of this Agreement and the Closing, the Sellers and Holdings shall keep the Purchasers reasonably informed of all material operational matters and business developments known to the Sellers and Holdings with respect to the Stations and their respective markets including any competitive changes.

               8.8  No Inconsistent Action.  None of the Sellers or
                    ----------------------
Holdings shall take any action which is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement. None of the Sellers or Holdings will take any action that would disqualify or impair any such person as an assignor of any FCC License or licensee, owner and operator of any of the Stations.

               8.9  Estoppel Certificates; Consents and Waivers.  The
                    -------------------------------------------
Sellers and Holdings shall use commercially reasonably efforts to obtain estoppel certificates and consents and waivers from any landlord with respect to the leased real property listed on Schedule 4.6 and from any other lessor of any Section 4.5 Asset that any Purchaser requests at least twenty (20) days before the Closing Date. Each estoppel certificate shall identify with specificity the lease, and any amendments or modifications thereto, and the amount of the monthly payments due thereunder, and shall contain the landlord's or lessor's certification for the benefit of the Purchasers that the lease is in full force and effect, that there are no uncured defaults with respect to such lease and that the Sellers and Holdings have been and are in full compliance with all of the Sellers' and Holdings' obligations thereunder.

               8.10 No Solicitation.  Between the date of this Agreement
                    ---------------
and the Closing, none of the Sellers or Holdings nor any affiliate thereof shall directly or indirectly (a) solicit, initiate or encourage submission of any proposal or offer from any person, corporation or entity relating to any acquisition or purchase of any Station or any of the Assets or the KFRC-FM Assets (other than the sale of assets in the ordinary course of business consistent with past practices), or any equity interest in, any Station, any Seller or Holdings, or (b) participate in any discussions or negotiations regarding, or furnish to any person, corporation or entity any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage, any effort or attempt by any person, corporation or entity to do or seek any of the foregoing. The Sellers and Holdings shall promptly notify the Purchasers in writing if any such offer or proposal is made to it between the date of this Agreement and the Closing.

               8.11 Financial Statements.  Within 20 days after the end of
                    --------------------
each month until the Closing Date, the Sellers shall deliver to the Purchasers unaudited consolidating statements of revenue and operations for the Stations for the month then ended, along with a balance sheet as of the end of such month. Within 20 days after December 31, 1995, the Sellers shall deliver to the Purchasers unaudited consolidating statements of operations for the Stations for such fiscal year, and the related balance sheets as at the end of such fiscal year. Within 90 days after December 31, 1995, the Sellers shall deliver to the Purchasers the financial statements referred to in the foregoing sentence certified by the Sellers' independent certified public accountant and including all adjustments made to the Sellers' year-end audited balance sheets and related statements of operations insofar as such adjustments relate to the Stations. All financial statements furnished pursuant to this Section shall be true and complete and fairly present in all material respects the financial condition and the results of operations of the Stations as of the dates and for the periods covered by such statements. The Sellers and Holdings shall furnish to the Purchasers any and all other information customarily prepared by the Sellers and

Holdings concerning the financial condition of the Stations that the Purchasers may reasonably request.

          9.   No Control by the Purchasers.  Between the date of this
               ----------------------------
Agreement and the Closing Date, the Purchasers shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations, but such operations shall be the sole responsibility and in the complete discretion of the Sellers and ABLP.

         10.   Access to Information Concerning Properties and Records.
               -------------------------------------------------------
From the date of this Agreement until the Closing Date (or any earlier termination of this Agreement) ABLP shall give to the Purchasers and the Purchasers' appraisers, accountants, engineers, attorneys and other representatives, and their lenders and prospective partners of the Purchasers, reasonable access during normal business hours to all properties, equipment, books, accounts, contracts and documents of or related to the Stations, their businesses and properties, and the Assets to the extent that doing so does not materially disrupt or interfere with the operations of the Stations, and ABLP shall within a reasonable period of time furnish or cause to be furnished to the Purchasers and its representatives all existing data and information concerning the business, properties of the Stations and the Assets as the Purchasers reasonably may request. Without limiting the generality of the foregoing, IBC shall be given such access to the financial records of the Stations as is necessary for IBC to satisfy itself as to the form and substance of the Closing Balance Sheet. All requests for information and access shall be submitted only to Jeanette Tully or Gordon Herzog. The Purchasers will not initiate or maintain contact with any employee of any Seller or ABLP (other than John P. Hayes, Jr. and Rick Torcasso) without ABLP's prior consent, such consent not to be unreasonably withheld or delayed. The Purchasers shall keep, and shall cause their agents, attorneys, employees and representatives to keep, confidential all information obtained by the Purchasers with respect to the Stations. The Confidentiality Agreement dated September 14, 1995 (the "Confidentiality Agreement") by and between the Purchasers and ABLP shall survive and is hereby incorporated by this reference.

         11.   Documents Delivered and Actions Taken at the Closing.
               ----------------------------------------------------

               11.1 By Sellers and ABLP.  At the Closing, the Sellers and
                    -------------------
ABLP shall deliver or cause to be delivered to the Purchasers:

               (a) Bills of sale and assignments substantially in the form of Schedule 11.1(a) hereto and such other endorsements, assignments, documents, special warranty deeds, instruments or consents as are necessary to transfer and convey to the Purchasers title to the Assets as contemplated by this Agreement.

               (b) A certificate representing the Shares duly endorsed in blank or, in lieu thereof, having affixed thereto a stock power executed in blank and in proper form for transfer, with all requisite stock transfer tax stamps, if any, affixed to such certificate.

               (c) The written resignations of all officers and directors of Holdings and Holdings II.

               (d) An opinion, dated the Closing Date, of FCC counsel to the Sellers and Holdings, in the form of Schedule 11.1(d).

               (e) Copies of the resolutions of the general partners of the Sellers and ABLP certified by an authorized officer as being correct and complete and then in full force and effect, authorizing the execution and delivery of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby.

               (f) Certificates of the Sellers and ABLP signed by the chief executive officer certifying that the representations and warranties of each Seller and ABLP made herein were true and correct in all material respects as of the date of this Agreement and, except if some other date is specifically set forth herein, are true and correct in all material respects as of the Closing Date, and that each Seller and ABLP have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by each Seller and ABLP on or prior to the Closing Date.

               (g) A certificate, dated as of a recent date, of the appropriate state officers as to the good standing of Holdings and Holdings II.

               (h) An opinion of Orrick, Herrington & Sutcliffe in the form of Schedule 11.1(h).

               (i) A certificate of each Seller and of ABLP, in form and substance satisfactory to the Purchasers, and meeting the requirements of Treasury Regulations Section 1.1445-2(b).

               (j) If there is no Final Approval, a Reversal Agreement in the form of Schedule 6.10 hereto, executed on behalf of ABLP and the Sellers.

               (k) A noncompetition agreement executed by John P. Hayes, Jr. in the form of Schedule 6.9 hereto.

               (l) Such additional information and materials as the Purchasers shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

               11.2 By IBC and the Purchasers.  At the Closing, the
                    -------------------------
Purchasers and IBC shall deliver to the Sellers and ABLP (or, in the case of (b) to the Escrow Agent):

               (a) Subject to Section 16, immediately available funds in the amount of the Purchase Price less the Holdback.

               (b) Immediately available funds in the amount of the Holdback.

               (c)  Assumption Agreements substantially in the form of
Schedule 11.2(b) hereto relating to the liabilities agreed to be assumed by the Purchasers pursuant to Section 2.2.1.

               (d) Copies of the resolutions of the Board of Directors of IBC and each of the Purchasers certified by the Secretary or Assistant Secretary thereof as being correct and complete and in full force and effect as of the Closing, authorizing IBC and each of the Purchasers to execute and deliver this Agreement, and the agreements and instruments called for hereunder, and to consummate the transactions contemplated hereby.

               (e) A certificate of each of IBC and each of the Purchasers, signed by the chief executive officer or chief financial officer thereof, certifying that the representations and warranties of IBC and each of the Purchasers made herein were true and correct in all material respects as of the date of this Agreement and, except if some other date is specifically set forth herein, are true and correct in all material respects as of the Closing Date, and that the Purchasers have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

               (f) An opinion, dated the Closing Date, of FCC counsel to the Purchasers in the form of Schedule 11.2(e).

               (g) If there is no Final Approval, a Reversal Agreement executed on behalf of IBC and the Purchasers.

               (h)  An opinion of Debevoise & Plimpton in the form of
Schedule 11.2(h) hereto.

               (i) Such additional information and materials as the Sellers and ABLP shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

          12.  Termination.
               -----------

               12.1 Termination.  If the Closing shall not have previously
                    -----------
occurred, this Agreement shall terminate upon the earliest of:

               (a) Written notice from the Sellers and ABLP to the Purchasers, or from the Purchasers to the Sellers and ABLP, if either:
(i) any of the representations or warranties contained herein of the Purchasers if such termination notice is given by the Sellers and ABLP, or of the Sellers and ABLP if such termination notice is given by the Purchasers, are inaccurate in any respect materially adverse to the party giving such termination notice; or (ii) any material obligation to be performed by the Purchasers if such termination notice is given by the Sellers and ABLP, or by the Sellers and ABLP if such termination notice is given by the Purchasers, is not timely performed in any material respect; and any such inaccuracy or failure to perform has been neither cured nor satisfied within ten (10) days after written notice nor waived in writing by the party giving such termination notice.

               (b) Written notice from the Sellers and ABLP to the Purchasers, or from the Purchasers to the Sellers and ABLP, at any time after June 30, 1996; provided, however, that the right to terminate this
                     --------  -------
Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Closing to occur on or before such date.

               (c) Written notice from the Sellers and ABLP to the Purchasers, or from the Purchasers to the Sellers and ABLP, at such time as:

                    (i) the FCC denies the FCC Application or designates it for evidentiary hearing;

                    (ii) the Chief of the FCC's Mass Media Bureau or other
               Senior Member of the FCC's staff advises FCC counsel to the Sellers and the Purchasers that the FCC cannot grant the FCC Application or the waiver requests specified in Schedule 5.3 hereto, and either the Purchasers, the Sellers or ABLP, as appropriate, do not amend the FCC Application to meet the FCC's concerns within ten (10) business days of notice thereof; or

                    (iii) legislation is enacted into law which would prohibit the FCC from granting the waivers specified in
               Schedule 5.3 hereto and the Purchasers do not amend the FCC Application either to comply with the legislation or otherwise to permit processing and grant of the FCC Application within ten (10) business days of the effective date thereof.

               (d) Written notice regarding the election by the Purchasers to terminate the Agreement in accordance with Section 15.

               (e) Written notice from the Purchasers to the Sellers if any of the Stations has operated from its main broadcasting antenna at less than one half of its full authorized effective radiated power for a period of more than 72 consecutive hours or an aggregate of 96 hours in any continuous seven-day period.

               12.2 Effect of Termination.  If this Agreement is terminated
                    ---------------------
and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 12.2. None of the parties hereto shall have any liability in respect of a termination of this Agreement, except to the extent that such termination results from a breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

               12.3 Termination Notice.  Each notice given by a party
                    ------------------
pursuant to Section 12.1 to terminate this Agreement shall specify the subsection (and clause or clauses thereof) of Section 12.1 pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one subsection (or clause of a subsection) of Section 12.1, the subsection (and clause or clauses thereof) pursuant to which such notice is given and termination is effected shall be deemed to be the subsection (and clause or clauses thereof) specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified subsection (and the specified clause or clauses thereof, if any).

          13.  Survival of Representations and Warranties, Covenants and
               ---------------------------------------------------------
Agreements.
- ----------

               13.1 Survival of Representations and Warranties, Covenants
                    -----------------------------------------------------
and Agreements.  All representations, warranties, covenants and agreements
- --------------
contained in this Agreement shall survive the Closing; provided, however, that the period of survival for representations and warranties shall end three (3) years after the Closing Date (the "Survival Period"), and no claim may be brought under this Agreement for a breach of representations and warranties unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article 13 shall survive the applicable Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

               13.2 Sole Remedy.  If the Closing occurs, the sole remedy of
                    -----------
the parties for any and all claims of the nature described in Section 13.1 shall be the indemnity set forth in this Article 13. Notwithstanding anything else contained in this Agreement, except with respect to any Excluded Liability, the remedies of the Purchasers and IBC under this
Article 13 shall be limited to their rights to recover up to the amount on deposit from time to time in the Escrow Account (as defined in the Indemnification Escrow Agreement), excluding any interest or other earnings thereon (the "Escrow Amount") pursuant to the Indemnification Escrow Agreement; and except with respect to any Excluded Liability, the Purchasers and IBC shall have no right of recovery against the Sellers or ABLP or any of their general partners, limited partners, directors, officers, shareholders, affiliates, agents or representatives. The Purchasers shall be entitled to recover from the indemnification escrow established pursuant to the Indemnification Escrow Agreement to satisfy any indemnification to which they are entitled hereunder in respect of Excluded Liabilities.

               13.3 Indemnification by Sellers.  If the Closing occurs, the
                    --------------------------
Sellers shall indemnify and hold harmless the Purchasers and IBC and any officer, director, partner and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses whether or not arising out of third-party claims (including reasonable attorneys' fees and costs of investigation) relating to or arising out of any breach or non-performance by any of the Sellers or ABLP of any of its representations, warranties, covenants or agreements set forth in this Agreement, any Excluded Liabilities or any Retained Liabilities;

               13.4 Indemnification by IBC.  If the Closing occurs, IBC
                    ----------------------
shall indemnify and hold harmless each Seller and ABLP and any officer, director, partner and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of (a) any breach or non-performance by any Purchaser or IBC of any of its representations, warranties, covenants or agreements set forth in this Agreement (b) any Assumed Liability and (c) and Retained Liabilities but only to the extent the amount of such Retained Liabilities exceed the sum of (i) the Escrow Amount at the time of the initial claim relating to any such Retained Liabilities and (ii) any amounts previously disbursed therefrom in respect of an Excluded Liability.

               13.5 Administration of Indemnification.  Except as otherwise
                    ---------------------------------
provided in Section 8.9, for purposes of administering the indemnification provisions set forth in Sections 13.3 and 13.4, the following procedure shall apply:

               (a) Whenever a claim shall arise for indemnification under this Section, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

               (b) In the event of any claim for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceedings by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate therein or (ii) to assume the entire defense thereof with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however, (A) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or (B) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of clause (A), at their own expense) who shall cooperate with one another in defending against such action, claim or proceeding.

               (c) If the Indemnifying Party does not choose to defend against a claim, action, suit or legal proceeding by a third party, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it deems appropriate or settle such action, suit or proceeding on such terms as the Indemnified Party may deem appropriate, provided that no settlement shall be made without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including reasonable attorneys' fees in accordance with this Article.

               (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim or claims (if given prior to expiration of the Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

               13.6 Limitation on Claims.  In case any event shall occur
                    --------------------
which would otherwise entitle any party to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by such party to the extent of (a) any tax savings realized by such party with respect thereto, or (b) any proceeds received by such party from any insurance policies with respect thereto.

               13.7 Special Provisions Regarding Retained
                    -------------------------------------
Liabilities.  Each of the parties hereto shall have the respective rights
- -----------
to make withdrawals from the Escrow Account with respect to Retained Liabilities in the manner set forth in the Indemnification Escrow Agreement. None of the Sellers or ABLP will agree to discharge, settle, compromise or otherwise consensually incur in any manner any Retained Liability without the prior written consent of IBC, which consent shall not be unreasonably withheld. None of IBC or the Purchasers will agree to discharge, settle, compromise or otherwise consensually incur in any manner any Retained Liability that would result in any withdrawal from the Escrow Account without the prior written consent of ABLP, which consent shall not be unreasonably withheld.

          14.  Employment Matters.  At or prior to the Closing Time, the
               ------------------
Purchasers shall offer employment to all employees of the Sellers and ABLP upon terms that are substantially comparable in all material respects to the terms of their employment immediately prior to the Closing Time, with coverage for any pre-existing health conditions that would have been covered under the health plan of any Seller or Holdings, as the case may be, in which the employee was a participant immediately prior to the closing. All such arrangements shall be expressly conditioned upon Closing of the transaction contemplated by this Agreement.

          15.  Risk of Loss.  The risk of loss or damage to the Assets, the
               ------------
KFRC-FM Assets and the Stations prior to the Closing shall be upon the Sellers and Holdings, as applicable. The Sellers and Holdings, as applicable, shall repair, replace and restore any damaged or lost Asset or KFRC-FM Asset, as the case may be, to its prior condition as soon as possible and in no event later than the Closing; provided, however, that
                                                 --------  -------
none of the Sellers or Holdings shall have any obligation to repair, replace or restore a damaged or lost Asset or KFRC-FM Asset, as the case may be, that is (i) obsolete if no replacement asset is necessary or useful for the continued operation of the applicable Station consistent with past practice or (ii) the cost to replace or restore any such asset is less than $50,000. If the Sellers and Holdings are unable or fail to restore or replace a lost or damaged Asset or KFRC-FM Asset, as the case may be, prior to the Closing and the cost of such restoration or replacement would exceed $100,000, the Purchasers may elect (a) to terminate this Agreement pursuant to Article 12 hereof but only (i) after providing the Sellers, Holdings or ABLP 60 days to restore such Asset or KFRC-FM Asset or (ii) if such Asset or KFRC-FM Asset cannot be replaced or restored within such 60 days, the Sellers or Holdings does not offer to reimburse the Purchasers for the cost of restoring or replacing such Asset or KFRC-FM Asset, or (b) to consummate the transactions contemplated by this Agreement on the Closing Date, in which event the Sellers and Holdings, as applicable, shall assign to the Purchasers at Closing the Sellers' and Holdings', as applicable, rights under any insurance policy or pay over to the Purchasers all proceeds of insurance covering such asset's damage, destruction or loss. If one of the Sellers or Holdings, as applicable, is unable or fails to restore or replace any lost or damaged Asset or KFRC-FM Asset described above, as the case may be, prior to the Closing Date and the cost of such restoration or replacement would be $100,000 or less, the Sellers and Holdings, as applicable, shall reimburse the Purchasers for the cost of restoration or replacement of such asset. If the delay in the Closing Date under this
Section 15 would cause the Closing to fall at any time after the period permitted by the FCC Final Approval, the Sellers, Holdings and the Purchasers shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

          16.  Separate Closing for WYCD-FM.  Notwithstanding Articles 2
               ----------------------------
and 3 hereof, if the Closing shall not have occurred by April 1, 1996, the parties agree that, at the Purchasers' election, there shall be two closings as follows: (a) a closing (the "First Closing") relating to the Shares and all of the Assets and Assumed Liabilities relating to all of the Sellers' Stations except WYCD-FM, Detroit, Michigan (the "Non-Detroit Assets and Liabilities), to occur on the fifth business day following satisfaction or waiver of the conditions precedent relating to the Shares and the Non-Detroit Assets and Liabilities for a Purchase Price of $215,000,000.00, and the Holdback shall be $6,000,000, and the Working Capital Target shall be $8,000,000 and shall be calculated with respect to a First Closing balance sheet based on all of the Stations except WYCD-FM; and (b) a closing (the "Second Closing") relating to the Assets and Assumed Liabilities relating to WYCD-FM, Detroit, Michigan (the "Detroit Assets and Liabilities") to occur on the fifth business day following FCC grant of a license renewal for WYCD-FM beyond October 1, 1996, without conditions materially adverse to the Sellers or the Purchasers, and such action becoming a Final Approval, for a Purchase Price of $60,000,000.00, the Holdback shall be $0 and the Working Capital Target shall be $2,000,000 and shall be calculated with respect to a Second Closing balance sheet based only on WYCD-FM. In the event that the Purchasers elect to close following grant of the WYCD-FM renewal but prior to the related Final Approval, the parties shall execute and deliver a Reversal Agreement substantially in the form attached as Schedule 6.10 hereto.

          Except as provided above in this Section 16, all terms and conditions of this Agreement shall apply to both closings except that the date referred to in Section 12.1(b) shall be changed to June 30, 1997 with respect to the Second Closing and except that the requirement for execution and delivery of the Hayes Noncompete shall be a condition precedent for only the First Closing and no additional noncompete will be required in connection with the Second Closing. All references to defined terms shall be interpreted to apply to the First and Second Closings as appropriate.

          17.  Miscellaneous.
               -------------

               17.1 FCC Applications; HSR Filing.  (a)  Within five days
                    ----------------------------
after the date of this Agreement, the parties shall duly tender for filing with the FCC an application or applications requesting all necessary FCC consents to the transactions contemplated by this Agreement (individually and collectively, the "FCC Application"). The parties shall prosecute the FCC Application in good faith and with due diligence. The Purchasers, the Sellers, IBC and ABLP will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consent and approval of the FCC Application by the FCC, provided, however, that except for conditions associated with the waivers described in
Schedule 5.3 hereof, none of the Sellers, Holdings, Holdings II, ABLP or the Purchasers shall have any obligations to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon any Seller, ABLP or any Purchaser or upon any entity affiliated with them, but neither the expense nor inconvenience to a party of defending against a complaint or inquiry by the FCC shall be considered a material adverse effect on such party. If reconsideration or judicial review is sought with respect to the FCC Application, the party affected shall vigorously oppose such efforts for reconsideration or judicial review. Should any Purchaser, IBC, any Seller, Holdings, Holdings II or ABLP become aware of the facts which could reasonably be expected to materially and adversely affect or materially delay Final Approval of the FCC Application, such party shall promptly notify the other parties in writing. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing of the FCC Application. Any filing or grant fees imposed by the FCC shall be borne one-half by the Purchasers and one-half by the Sellers.

               (b) The parties hereto shall, within 30 days of the date of this Agreement, comply with the notice and reporting requirements of the HSRA and shall cooperate reasonably with each other with respect thereto. ABLP and IBC shall, and shall cause their affiliates to, comply with any additional requests for information by the United States Department of Justice and the Federal Trade Commission. The filing fee under the HSRA shall be borne one-half by the Sellers and one-half by the Purchasers.

               17.2 Brokerage Fees.  Each of the parties to this Agreement
                    --------------
shall be exclusively liable for any brokerage fees or commissions due to any broker engaged by it. The Sellers and ABLP shall indemnify and hold the Purchasers harmless against any claims for brokerage fees or commissions (including all expenses and attorneys' fees) which may be asserted against the Purchasers by any broker alleged to have been retained by the Sellers and ABLP. The Purchasers shall indemnify and hold the Sellers and ABLP harmless against any claims for brokerage fees or commissions (including all expenses and attorneys' fees) which may be asserted against the Sellers and ABLP by any broker alleged to have been retained by the Purchasers.

               17.3 Waivers.  Any party may waive any default by any other
                    -------
party or the failure to fulfill any of the conditions of its obligations. Any waiver must be in writing.

               17.4 Notices.  All notices and other communications under
                    -------
this Agreement shall be in writing and shall be deemed to have been duly given only if done in one or more of the following ways: (a) on the day of delivery if delivered personally; (b) upon receipt if mailed by certified or registered mail, postage prepaid, return receipt requested; (c) the next business day after deposit with an overnight air courier company guaranteeing the next day delivery; or (d) when sent by facsimile (with a copy simultaneously sent by personal delivery or by registered or certified mail, or overnight air courier company, return receipt requested) at the following address and/or facsimile telephone number (or to such person or persons or such other address and addresses or facsimile telephone number or numbers as a party may specify by notice pursuant to this provision):

               (a)  If to the Sellers or ABLP:

               Alliance Broadcasting California, L.P.
               2175 North California Blvd.
               Suite 990
               Walnut Creek, CA 94596
               Attention:  John P. Hayes, Jr.
               Facsimile Number:  (510) 256-4695

               with a copy to:

               Orrick, Herrington & Sutcliffe
               400 Sansome Street
               San Francisco, California  94111
               Attention:  Alan Talkington, Esq.
               Facsimile Number:  (415) 773-5759

               (b)  If to the Purchasers or IBC:

               Infinity Broadcasting Corporation
               600 Madison Avenue
               New York, New York  10022
               Attention: Farid Suleman
               Facsimile Number: (212) 888-2959

               with a copy to:

               Leventhal, Senter & Lerman
               2000 K Street, N.W., Suite 600
               Washington, D.C.  20006
               Attention: Steven Lerman

               Facsimile Number: (202) 293-7783

               17.5   Amendments.  At any time prior to the Closing Date,
                      ----------
this Agreement may be amended, supplemented or modified by a writing signed by the appropriate officer of the Purchasers, the Sellers and ABLP.

               17.6   Expenses.  Except as set forth herein, each of the
                      --------
parties shall bear its own legal and other expenses in connection with this Agreement and the transactions contemplated hereby. Any sales or use or other transfer tax shall be borne one-half by the applicable the Purchasers and one-half by the applicable Seller or ABLP.

               17.7   Entire Agreement.  This Agreement and the
                      ----------------
Confidentiality Agreement contain the entire agreement and understanding of the parties with respect to the subject matter herein, supersedes any prior understanding or agreement and may not be amended except by a written agreement signed by both parties.

               17.8   Governing Law.  This Agreement shall be governed in
                      -------------
all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard or reference to the rules of conflicts of law that would require the application of the law of any other jurisdiction.

               17.9   Interpretation.  The section and paragraph headings
                      --------------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of contract interpretation, the parties agree that they are joint authors of this document.

               17.10  Counterparts.  This Agreement may be executed in one
                      ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               17.11  Severability.  In the event that any of the
                      ------------
provisions of this Agreement shall be held unenforceable, then the remaining provisions shall be construed as if such unenforceable provisions were not contained herein. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

               17.12  Remedies.  The parties hereto agree that money
                      --------
damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

               17.13  Nonrecourse to General Partner.  Notwithstanding any
                      ------------------------------
provision of this Agreement, any limited partnership agreement or any provision of any law, none of the general partners of the Sellers or ABLP (each of which is referred to herein as the "GP"), and none of its officers, directors, employees, shareholders or agents shall have any liability for any of the obligations, or for any claim based thereon or otherwise in respect thereof, or based on or in respect of this Agreement or in any other document, agreement or instrument contemplated hereby; it being expressly understood that all such obligations and liabilities are nonrecourse to the GP.

               17.14  Parties in Interest; Assignment.  Nothing contained
                      -------------------------------
in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted assignees and the parties entitled to indemnification hereunder, any rights or remedies under or by reason of this Agreement. No assignment of this Agreement or any rights hereunder by the Sellers, ABLP or the Purchasers shall be given any effect without the prior written consent of all of the others; provided, however, that the Purchasers may, without the prior written consent of the Sellers and ABLP, assign all of their rights hereunder to one or more entities, 100% of the interests in which are owned directly or indirectly by IBC, except that no such assignment shall be permitted without the written consent of the Sellers and ABLP if such assignment would subject the FCC Application to an additional public notice period under the rules and regulations of the FCC; and provided that, notwithstanding any such assignment, IBC shall remain liable to perform all obligations of the Purchasers hereunder. Subject to the foregoing sentence, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

               17.15  Public Announcements.  No party shall issue any news
                      --------------------
release or make any public announcement concerning this Agreement or any of the transactions contemplated hereby without the advance approval thereof by each of ABLP and IBC; provided, however, that any party may make any
                         --------  -------
public disclosure that it reasonably believes, upon the advice of its outside counsel, is required by applicable Federal or state securities laws, in which case the disclosing party shall use its reasonable best efforts to advise the other party or parties of such disclosure as soon as practicable and, in any event, at least concurrently with making such disclosure. Subject to the prior sentence, the Company and Parent shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby.

               17.16  Cooperation; Satisfaction of Conditions.  The
                      ---------------------------------------
Purchasers, the Sellers and ABLP shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement. The Purchasers, the Sellers and ABLP shall use diligent efforts to cause the conditions specified in this agreement precedent to the consummation of the transactions contemplated by this Agreement to be satisfied.

               17.17  Knowledge.
                      ---------

               Whenever this Agreement makes reference to the knowledge of
(a) the Sellers, such reference shall be construed to mean the actual knowledge of John P. Hayes, Jr., Jeanette

Tully, Gordon Herzog or the General Manager of the related Station,
(b) ABLP, such reference shall be construed to mean the actual knowledge of John P. Hayes, Jr., Jeanette Tully or Gordon Herzog and (c) Holdings and Holdings II, such reference shall be construed to mean the actual knowledge of John P. Hayes, Jr., Jeanette Tully, Gordon Herzog or the General Manager of KFRC-FM.

               17.18  Bulk Sales.  Each of the parties hereto hereby waives
                      ----------
compliance with any bulk sales act or similar law applicable to the transactions contemplated hereunder and the Sellers and Holdings shall indemnify and reimburse the Purchasers from any and all losses, damages or liabilities sustained by any Purchaser as a result of such non-compliance.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


 INFINITY BROADCASTING CORPORATION  ALLIANCE BROADCASTING, L.P.


 By: /s/ Farid Suleman              By: Alliance Broadcasting, Inc.,
    -------------------------           General Partner
     Name: Farid Suleman
     Title: V.P. / Finance and
             Chief Financial Officer

                                    By: /s/ John P. Hayes, Jr.
                                        -----------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer


 INFINITY BROADCASTING CORPORATION  ALLIANCE BROADCASTING DALLAS, L.P.
 OF DALLAS

                                    By: Alliance Broadcasting Management,
 By: /s/ Farid Suleman                  Inc., General Partner
     ---------------------------
     Name: Farid Suleman
     Title: V.P. / Finance, Chief
             Financial Officer and
             Assistant Secretary
                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer


 INFINITY BROADCASTING CORPORATION ALLIANCE BROADCASTING DALLAS II, L.P. OF LOS ANGELES

                                    By: Alliance Broadcasting Management,
 By: /s/ Farid Suleman                  Inc., General Partner
     ---------------------------
     Name: Farid Suleman
     Title: V.P. / Finance, Chief
             Financial Officer and
             Assistant Secretary
                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer

 INFINITY BROADCASTING CORPORATION ALLIANCE BROADCASTING CALIFORNIA, L.P. OF SAN FRANCISCO

                                    By: Alliance Broadcasting Management,
 By: /s/ Farid Suleman                  Inc., General Partner
     ---------------------------
     Name: Farid Suleman
     Title: V.P. / Finance, Chief
             Financial Officer and
             Assistant Secretary
                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer



 INFINITY BROADCASTING CORPORATION  ALLIANCE BROADCASTING CALIFORNIA II,
 OF MICHIGAN                        L.P.


                                    By: Alliance Broadcasting Management,
 By: /s/ Farid Suleman                  Inc., General Partner
     ---------------------------
     Name: Farid Suleman
     Title: V.P. / Finance, Chief
             Financial Officer and
             Assistant Secretary
                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer


 INFINITY BROADCASTING CORPORATION  ARMADILLO BROADCASTING, L.P.
 OF WASHINGTON

                                    By: Alliance Broadcasting Management,
 By: /s/ Farid Suleman                  Inc., General Partner
     ---------------------------
     Name: Farid Suleman
     Title: V.P. / Finance, Chief
             Financial Officer and
             Assistant Secretary
                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer

                                    ARMADILLO BROADCASTING II, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer



                                    ALLIANCE BROADCASTING CRANWELL, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer




                                    ALLIANCE BROADCASTING CRANWELL, II,
                                    L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer

                                    ALLIANCE BROADCASTING MOTOWN, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer



                                    ALLIANCE BROADCASTING MOTOWN II, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer



                                    ALLIANCE BROADCASTING RAINIER, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer

                                    ALLIANCE BROADCASTING RAINIER II, L.P.


                                    By: Alliance Broadcasting Management,
                                        Inc., General Partner


                                    By: /s/ John P. Hayes, Jr.
                                        --------------------------------
                                        John P. Hayes, Jr.
                                        President/Chief Executive Officer

                              SCHEDULE 1.0(a)


                            Sellers and Stations


                                                           Sellers'
        Seller                                             Station
        ------                                             --------

        Alliance Broadcasting Dallas, L.P.                 KYNG-FM
        Alliance Broadcasting Dallas II, L.P.*             Dallas

        Armadillo Broadcasting, L.P.                       KSNN-FM
        Armadillo Broadcasting II, L.P.*                   Dallas

        Alliance Broadcasting California, L.P.             KFRC-AM
        Alliance Broadcasting California II, L.P.          San
                                                           Francisco

        Alliance Broadcasting Cranwell, L.P.               KYCY-FM
        Alliance Broadcasting Cranwell II, L.P.*           San
                                                           Francisco

        Alliance Broadcasting Motown, L.P.                 WYCD-FM
        Alliance Broadcasting Motown II, L.P.*             Detroit

        Alliance Broadcasting Rainier, L.P.                KYCW-FM
        Alliance Broadcasting Rainier II, L.P.*            Seattle



____________________
* holds only the FCC license

                              SCHEDULE 1.0(b)


                          PURCHASERS AND STATIONS



     Purchaser                                             Station
     ---------                                             -------

     Infinity Broadcasting Corporation of Dallas           KYNG-FM
                                                           KSNN-FM

     Infinity Broadcasting Corporation of Los Angeles      KFRC-AM

     Infinity Broadcasting Corporation of San Francisco    KYCY-FM

     Infinity Broadcasting Corporation of Michigan         WYCD-FM

     Infinity Broadcasting Corporation of Washington       KYCW-FM

                 Omitted Schedules to the
    Purchase Agreement, Dated September 22, 1995, by and among Various Alliance Broadcasting Entities and Various Infinity Broadcasting Entities

Schedule 1.1                          Tangible Personal Property
Schedule 2.1(c)                       Indemnification Escrow Agreement
Schedule 2.2.1                        Liabilities
Schedule 2.3                          Allocation of Purchase Price
Schedule 4.1                          Capital Stock; Subsidiaries
Schedule 4.4                          Undisclosed Liabilities
Schedule 4.5                          Changes Not in Ordinary Course
Schedule 4.6                          Real Property
Schedule 4.7                          KFRC-FM Tangible Personal Property
Schedule 4.8                          Intellectual Property
Schedule 4.9                          FCC Licenses
Schedule 4.10                         Insurance
Schedule 4.12                         Litigation
Schedule 4.13                         Employee Matters
Schedule 4.14                         Tax Matters
Schedule 4.16                         Affiliate Transactions
Schedule 4.17                         Benefit Plans
Schedule 5.3                          FCC Rule Waivers
Schedule 6.9                          Hayes Noncompete Agreement
Schedule 6.10                         Reversal Agreement
Schedule 8.1(a)                       Advertising and Promotional Expenditures
Schedule 11.1(a)                      Bill of Sale and Assignment
Schedule 11.1(d)                      Opinion of Sellers' FCC Counsel
Schedule 11.1(h)                      Opinion of Orrick, Herrington &
                                          Sutcliffe
Schedule 11.2(b)                      Assumption Agreement
Schedule 11.2(e)                      Opinion of Purchaser's FCC Counsel
Schedule 11.2(h)                      Opinion of Debevoise & Plimpton



          In lieu of filing these schedules to the Purchase
Agreement, Infinity Broadcasting Corporation agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon request.